SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                             SCHEDULE 13G
                            (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED
 PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                  FILED PURSUANT TO RULE 13d-2(b)


                   CHASTAIN CAPITAL CORPORATION
                           (Name of Issuer)

                            COMMON STOCK
                  (Title of Class of Securities)

                             161697-10-7
                           (CUSIP Number)

                           April 28, 1998
    (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

__X__    Rule 13d-1(b)
_____    Rule 13d-1(c)
_____    Rule 13d-1(d)

CUSIP NO. 161697-10-7           13G         Page 2 of 9 Pages

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Friedman, Billings, Ramsey Group, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) __
                                                        (b)  X

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Virginia

NUMBER OF           5       SOLE VOTING POWER

SHARES                      700,000

BENEFICIALLY        6       SHARED VOTING POWER

OWNED BY                    -0-

EACH                7       SOLE DISPOSITIVE POWER

REPORTING                   700,000

PERSON WITH         8       SHARED DISPOSITIVE POWER

                            -0-

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    700,000

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                         __

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.8%

12   TYPE OF REPORTING PERSON*

     HC

          *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 161697-10-7               13G         Page 3 of 9 Pages


1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Friedman, Billings, Ramsey Group, Inc. Voting Trust

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) ___
                                                       (b)  X

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Virginia

NUMBER OF           5        SOLE VOTING POWER

SHARES                       700,000

BENEFICIALLY        6        SHARED VOTING POWER

OWNED BY                     -0-

EACH                7        SOLE DISPOSITIVE POWER

REPORTING                    700,000

PERSON WITH         8        SHARED DISPOSITIVE POWER

                             -0-

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    700,000

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.8%

12  TYPE OF REPORTING PERSON*

    OO

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 161697-10-7               13G         Page 4 of 9 Pages

1   NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS.
    OF ABOVE PERSONS

    Eric F. Billings

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ___
                                                         (b)  X

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

NUMBER OF           5        SOLE VOTING POWER

SHARES                       -0-

BENEFICIALLY        6        SHARED VOTING POWER

OWNED BY                     700,000

EACH                7        SOLE DISPOSITIVE POWER

REPORTING                    -0-

PERSON WITH         8        SHARED DISPOSITIVE POWER

                             700,000


9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    700,000

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.8%

12  TYPE OF REPORTING PERSON*

    IN

             *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 161697-10-7               13G         Page 5 of 9 Pages

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Emanuel J. Friedman

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ___
                                                         (b)  X

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

NUMBER OF           5        SOLE VOTING POWER

SHARES                       -0-

BENEFICIALLY        6        SHARED VOTING POWER

OWNED BY                     700,000

EACH                7        SOLE DISPOSITIVE POWER

REPORTING                    -0-

PERSON WITH         8        SHARED DISPOSITIVE POWER

                             700,000

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   700,000

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.8%

12  TYPE OF REPORTING PERSON*

    IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 161697-10-7               13G         Page 6 of 9 Pages

1   NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    W. Russell Ramsey

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ___
                                                        (b)  X

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

NUMBER OF           5        SOLE VOTING POWER

SHARES                       -0-

BENEFICIALLY        6        SHARED VOTING POWER

OWNED BY                     700,000

EACH                7        SOLE DISPOSITIVE POWER

REPORTING                    -0-

PERSON WITH         8        SHARED DISPOSITIVE POWER

                             700,000

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    700,000

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.8%

12  TYPE OF REPORTING PERSON*

    IN

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).   Name of Issuer.

             CHASTAIN CAPITAL CORPORATION

Item 1(b).   Address of Issuer's Principal Executive Offices.

             3424 Peachtree Road, N.E., Suite 800, Atlanta,
             Georgia 30326

Item 2(a).   Name of Persons Filing.

             Friedman, Billings, Ramsey Group, Inc.

Item 2(b).   Address of Principal Business Office or, if None,
             Residence.

             1001 19th Street North, Arlington, Virginia
             22209-1710

Item 2(c).   Citizenship.

             Virginia

Item 2(d).   Title of Class of Securities.

             Common Stock

Item 2(e).   CUSIP Number.

             585165103

Item 3       If this statement is filed pursuant to Rules
             13d-1(b) or 13d-2(b), check whether the person filing is a:

             (a)  [  ]  Broker or dealer registered under Section
                        15 of the Exchange Act.
             (b)  [  ]  Bank as defined in Section 3(a)(6) of the
                        Exchange Act.
             (c)  [  ]  Insurance company as defined in Section
                        3(a)(19) of the Exchange Act.
             (d)  [  ]  Investment company registered under
                        Section 8 of the Investment Company Act.
             (e)  [  ]  Investment advisor in accordance with
                        Rule 13d-1(b)(1)(ii)(E).
             (f)  [  ]  An employee benefit plan or endowment
                        fund in accordance with Rule
                        13d-1(b)(1)(ii)(F).
             (g)  [X ]  A parent holding company or control
                        person in accordance with Rule
                        13d-1(b)(1)(ii)(G).
             (h)  [  ]  A savings association as defined in
                        Section 3(b) of the Federal Deposit
                        Insurance Act.
             (i)  [  ]  A church plan that is excluded from the
                        definition of an investment company under
                        Section 3(c)(14) of the Investment
                        Company Act.
             (j)  [  ]  Group, in accordance with Rule
                        13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this
box.                                                        ___

Item 4.  Ownership.

         (a)  Amount Beneficially Owned:    700,000

         (b)  Percent of Class:             7.8%

         (c)  Number of shares as to which such person has:

            (i)    sole power to vote or to direct the vote -
                   700,000

            (ii)   shared power to vote or to direct the vote - 0

            (iii) sole power to dispose of or to direct the disposition of - 700,000

            (iv) shared power to dispose of or to direct the disposition of - 0

Item 5.  Ownership of Five Percent or Less of a Class.


         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         FBR Asset Investment Corporation, a Virginia corporation, managed by Friedman, Billings, Ramsey
         Investment Management, Inc.

Item 7.  Identification and Classification of the Subsidiaries
         Which Acquired the Security Being Reported on by the
         Parent Holding Company.

         Friedman, Billings, Ramsey Investment Management, Inc.
         3(e)

         Friedman, Billings, Ramsey & Co., Inc.
         3(a)

Item 8.  Identification and Classification of Members of the
         Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                           Signature


     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  May 7, 1998     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                        By:  /s/ Emanuel J. Friedman
                             Emanuel J. Friedman
                             Chairman and Chief Executive Officer

Dated:  May 7, 1998     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                          VOTING TRUST

                        By:  /s/ Eric F. Billings
                             Eric F. Billings Trustee

                        By:  /s/ Emanuel J. Friedman
                             Emanuel J. Friedman Trustee

                        By:  /s/ W. Russell Ramsey
                             W. Russell Ramsey Trustee

Dated:  May 7, 1998     By:  /s/ Eric F. Billings
                             Eric F. Billings

Dated:  May 7, 1998     By:  /s/ Emanuel J. Friedman
                             Emanuel J. Friedman

Dated:  May 7, 1998     By:  /s/ W. Russell Ramsey
                             W. Russell Ramsey

                         EXHIBIT 1

JOINT FILING AGREEMENT AMONG FRIEDMAN, BILLINGS, RAMSEY GROUP,
  INC.; FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. VOTING TRUST;
ERIC F. BILLINGS; EMANUEL J. FRIEDMAN AND W. RUSSELL RAMSEY


     WHEREAS, in accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto are filed on behalf to each of them:

     NOW, THEREFORE, the parties hereto agree as follows:

     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.; FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. VOTING TRUST; ERIC F. BILLINGS; EMANUEL J. FRIEDMAN AND W. RUSSELL RAMSEY hereby agree, in accordance with 13d-1(k)(1) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

Dated:  May 7, 1998      FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                         By:  /s/ Emanuel J. Friedman
                              Emanuel J. Friedman
                              Chairman and Chief Executive
                              Officer

Dated:  May 7, 1998     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                          VOTING TRUST

                        By:  /s/ Eric F. Billings
                             Eric F. Billings Trustee

                        By:  /s/ Emanuel J. Friedman
                             Emanuel J. Friedman Trustee

                        By:  /s/ W. Russell Ramsey
                             W. Russell Ramsey Trustee

Dated:  May 7, 1998     By:  /s/ Eric F. Billings
                             Eric F. Billings

Dated:  May 7, 1998     By:  /s/ Emanuel J. Friedman
                             Emanuel J. Friedman

Dated:  May 7, 1998     By:  /s/ W. Russell Ramsey
                             W. Russell Ramsey